TG Therapeutics Announces Exclusive Licensing Agreement with Ildong Pharmaceutical Co., Ltd. for Development and Commercialization of Ublituximab (TGTX-1101) in South Korea and Southeast Asia

New York, NY (November 15, 2012)—TG Therapeutics, Inc. (TG Therapeutics) (Ticker:TGTX) today announced that it has entered into an exclusive licensing agreement with Ildong Pharmaceutical Co. Ltd. (Ildong) for the development and commercialization of the company’s novel anti-CD20 antibody, Ublituximab (TGTX-1101) in South Korea and Southeast Asia.

Under the terms of the agreement, TG Therapeutics will receive an upfront payment of $2 Million in addition to sales based milestone and royalty payments in exchange for exclusive rights to develop and commercialize Ublituximab for all therapeutic indications in the territory.

Ublituximab is under development by TG Therapeutics for hematologic malignancies and other B-cell lymphoproliferative disorders, and is currently being evaluated in a North American Phase I/II clinical trial in patients with relapsed or refractory non-Hodgkin’s lymphoma.

“Having already demonstrated impressive clinical activity in patients with relapsed and refractory Chronic Lymphocytic Leukemia, Ublituximab has shown itself to be a promising treatment for patients with B-cell related disorders. We are excited to work with the experienced team at Ildong to expand the scope of development for Ublituximab.” stated Michael S. Weiss, Chairman and Interim CEO of TG Therapeutics.

“We are delighted to have added Ublituximab to our pipeline in biologics and it is a strategic fit for Ildong,” said Jung-Chi Lee, Chairman & CEO of Ildong. “We believe Ublituximab, a next generation anti-CD20 therapy will strengthen our presence in oncology and auto-immune areas and look forward to working with TG Therapeutics in developing Ublituximab in South Korea and Southeast Asia.”

MedCI LLC served as licensing advisor and provided assistance to TG Therapeutics with respect to this transaction.

ABOUT UBLITUXIMAB

Ublituximab is a novel, third generation chimeric monoclonal antibody targeting a unique epitope on the CD20 antigen found on B lymphocytes. Ublituximab has been bioengineered for enhanced biological activity with an increased ability to trigger an immune response, delivering superior ADCC effects to aid in B-cell depletion. Ublituximab has displayed high single agent activity in a Phase I/II clinical trial in patients with relapsed Chronic Lymphocytic Leukemia, and is being developed by TG Therapeutics in multiple oncology and autoimmune indications.

Ublituximab has been granted orphan status in Europe and in the USA for B-cell Chronic Lymphocytic Leukemia, and is currently being evaluated in a Phase I/II clinical trial in patients with non-Hodgkin’s lymphoma relapsed or refractory to prior anti-CD20 therapy.

ABOUT TG THERAPEUTICS, INC.

TG Therapeutics is an innovative, clinical-stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative and medically important pharmaceutical products for the treatment of cancer and other underserved therapeutic needs. Currently, the company is developing two advanced therapies targeting hematological malignancies. TGTX-1101 (ublituximab) is a novel, third generation monoclonal antibody that targets a specific and unique epitope on the CD20 antigen found on mature B-lymphocytes, currently in clinical development for patients with relapsed and refractory non-Hodgkin's lymphoma. TG Therapeutics is also developing TGR-1202, a highly specific, orally available PI3K delta inhibitor. TG Therapeutics is headquartered in New York City. For more information, visit the TG Therapeutics website at http://www.tgtherapeutics.com.

ABOUT ILDONG PHARMACEUTICAL CO., LTD.

Ildong Pharmaceutical Co., Ltd., (000230 KS) based in Seoul, Korea, is a leading Korean company focused on the development, manufacturing and marketing of pharmaceuticals and OTC products with 340B KRW(or 294MUSD) turnover in 2011. Ildong, founded in 1941, is known to have leading expertise in various therapeutic categories including oncology, neurology, antibiotics, gastrointestinal, and cardiovascular. For more information, visit the Ildong website at http:// www.ildong.com.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for ublituximab may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete pre-clinical and clinical trials for ublituximab; the risk that the data (both safety and efficacy) from future clinical trials will not coincide with the data analyses from prior pre-clinical and clinical trials; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.tgtherapeutics.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

CONTACT:

TG Therapeutics :

Jenna Bosco

Director- Investor Relations

TG Therapeutics, Inc.

Telephone: 212.554.4484

Email: ir@tgtxinc.com

Ildong :

Sung-Sang Seo

Supervisor-BD & Licensing

Ildong Pharmaceutical Co., Ltd.

Telephone: 82.2.526.3357

Email: diplomat@ildong.com